 Exhibit 99

RPC, Inc. Announces Regular Quarterly Cash Dividend

ATLANTA, July 24, 2013 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share payable September 10, 2013 to common stockholders of record at the close of business on August 9, 2013.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net